Exhibit 99.2

November 1, 2007 Mr. Bruce Hartman 131 Highland Avenue Chatham, NJ 07928
The Yankee Candle

Company, Inc.

P.O. Box 110	Dear Bruce;
South Deerfield

MA 01373-0110	Congratulations! I am pleased to present to you an offer of employment as the Senior Vice President, Finance and Chief Financial Officer at The Yankee Candle Company, Inc., contingent only upon the completion of a completed background check and satisfactory references. In this position, you will report directly to Craig Rydin, Chairman and Chief Executive Officer. As discussed, your employment will commence on a date to be mutually agreed upon, prior to February 1, 2008.
Human Resources 413-665-8306 fax 413-665-3184	In specific, your compensation package includes:
	Base Pay:	$9,615.38 per week, an annualized rate of $500,000.00

Employment 413-665-8306 fax 413-665-0158	Target Bonus:	70% of the salary actually paid during the applicable fiscal year, subject to the pro-ration terms and provisions of the Company’s Management Incentive Plan beginning in fiscal 2008. The documents related to the Management Incentive Plan will be provided to you and discussed in detail after your employment. Payments in consideration of the 2008 Management Incentive Plan will be made on or before March 15, 2009.

Jobline

800-839-6038 Option 4 jobs@yankeecandle.com	Incentive Equity:	You will be granted 36,328 “Class C” equity units pursuant to the Company’s 2007 Incentive Equity Plan (as amended from time to time, the “Plan”). The equity units constitute a “profits interest” in our parent company, YCC Holdings LLC, a limited liability company. The Class C units function in a manner similar to stock options, in that they are designed to allow the equity holder to share in the future appreciation of the Company’s equity value. The “participation threshold” (which is similar to the exercise price of a stock option) will be fixed on a per unit basis to equal the value of the units on your date of grant. Upon a liquidity event, you will then be entitled to share on a per unit basis in the appreciation of the equity value over and above that participation threshold amount. The Class C profits interest is designed to provide for capital gains treatment for realized gains. The equity award vests daily over five (5) years and is subject to the terms and provisions of the Plan, which shall in all events supersede anything contained in the summary paragraph. You will be provided with the actual documentation that will govern these units at the time you commence employment.

	Severance:	Upon hire the company and you will enter into an Executive Severance Agreement using the standard form. For your position, severance for termination by the company without cause would be 18 months base salary continuation, prorated target bonus for the current year and 18 months medical and dental continuation

Paid Time Off:	You will be eligible for 20 Vacation Days and 7 Sick/Personal Days in 2008. You will also be immediately eligible for all holidays as observed by YCC.

Executive Compensation Plan:

As part of our Non-Qualified Deferred Compensation Plan, you are offered a match on deferral contributions of 100% of your first $10,000 of deferral and 50% of the next $20,000 of deferrals, not to exceed a match of $20,000.

Benefits:	You will be eligible for all benefits available to salaried personnel, as more fully described in the material provided under separate cover.

Car Allowance:	You will be eligible for the choice of company car or $800 per month car allowance.

Relocation & Interim
Living:	In addition to the above, Yankee Candle agrees to provide you with a relocation package. Specifically, Yankee Candle agrees to reimburse:

Home Closing Costs: A real estate commission up to 6% on the sale of your home (to be grossed up for tax purposes and included in gross income); points associated with obtaining a mortgage on your new home to a maximum of two points; usual and customary fees associated with a real estate attorney and home inspection. We request that you speak with our contact at Coldwell Banker regarding the “Buyer Value Option” prior to engaging a realtor.

Interim Living Expenses: Expenses for interim living to be reimbursed by Yankee Candle, for a period not to exceed one hundred and eighty (180) days. Reimbursable items will include lodging, meals (except for lunch when working at a YCC location) and laundry. These expenses will be treated as normal business expenses and are per YCC’s Travel and Business Expense Policy. In addition, if needed, Yankee Candle will arrange for a rental car to be used during the interim living period up to and not to exceed one hundred and eighty (180) days.

Home Search Assistance: Home Search Assistance is available to all new hires/promoted employees and includes information related to locating real estate services for either renting or purchasing a home as a part of the relocation.

House Hunting Trips and Return to Former Residence: Yankee Candle will reimburse for travel expenses related to house hunting trips and return to former residence during the interim living period, for three trips, to be mutually agreed upon, covering a period of time through June 2009 (such trips not to exceed three (3) days each.) Please note that certain items may be ineligible for coverage under our plan. All Travel to be coordinated through PTC, Professional Travel Corporation.

Movement of Household Goods: Packing, moving, unpacking and insuring of personal and household goods by public carrier to the new area of residence or to a storage facility will be reimbursed by Yankee Candle (from two locations only - point A to point B). This service will be coordinated through Coldwell Banker. If necessary, transportation of one vehicle will also be included. Please note that certain items may be ineligible for coverage under our plan.

Final Family Moving Expenses: Yankee Candle will reimburse you for living expenses incurred during the actual move from the former location to the new location. These costs include transportation, lodging en route and meals. It is the expectation that the final moving period will not exceed seven (7) days.

Relocation and Interim Living expenses are subject to your acceptance of this offer, and your acceptance of the specific terms of the relocation agreement enclosed.

In this position you are immediately eligible to enroll in our health and wellness benefits (please see the benefits information packet for further details). Additionally, in accordance with the Yankee Candle Company Inc.’s pay progression plan, your first salary review will occur in early Fiscal 2009, reviewing your performance for fiscal 2008.

Due to the nature of this position, we do require a signed “Agreement Not to Compete,” a “Non Disclosure and Intellectual Property Rights Agreement,” as well as a signed “Relocation Agreement”. Please sign and return these documents, as well as a copy of this offer letter, to my personal attention at your earliest opportunity and no later than your start date.

We will schedule you to attend Employee Orientation on the Monday that your employment begins. Employee Orientation will be held at the Yankee Candle manufacturing facility (YCI), located at 102 Christian Lane in Whately, MA. The orientation will begin at 8:30AM. Additionally, you will be scheduled to attend Computer Orientation Training immediately following the Employee Orientation in the Computer Training Room at Yankee Candle Corporate Office (YCO).

I trust that these conditions of employment are mutually agreed upon and fully understood. If you have any questions or concerns, please contact me directly. On a personal note, I look forward to you joining our team, and to working with you!

Warmest regards,

/s/ Martha S. LaCroix
Martha S. LaCroix Senior Vice President, Human Resources

I agree that the terms outlined in this offer of employment are as described to me verbally, and I do accept these terms. I understand that this is an offer of employment, not an employment contract, and that employment with Yankee Candle is on an “at will” basis and may be terminated by me or the Company at any time, for any reason.

Signed:

/s/ Bruce Hartman	November 9, 2007
Bruce Hartman	Date